Exhibit 99.2

PRIVATE AND CONFIDENTIAL

The Board of Directors

Actavis, Inc.

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

Members of the Board:

30 July 2013

We hereby consent to the inclusion of our opinion letter, dated May 19, 2013, to the Board of Directors of Actavis, Inc. (“Actavis”) as Annex E to, and to the reference thereto under the headings “SUMMARY—Opinions of Actavis’ Financial Advisors,” “THE TRANSACTION— Recommendation of the Actavis Board of Directors and Actavis’ Reasons for the Transaction” and “THE TRANSACTION—Opinions of Actavis’ Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving Actavis, Actavis Limited (“New Actavis”) and Warner Chilcott plc, which joint proxy statement/prospectus forms a part of New Actavis’ Amendment No. 1 to the Registration Statement on Form S-4 to which this consent is filed as an exhibit.

In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

for and on behalf of Merrill Lynch, Pierce, Fenner & Smith Incorporated

/s/ Chris Seiter

Chris Seiter

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park,

New York,

NY 10036

USA